Exhibit 10.1

Certain identified information has been redacted from this exhibit because it is both (i) not material and (ii) a type that the registrant treats as private or confidential. Information that has been omitted has been identified in this document with a placeholder identified by the mark “[***].”
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into this 30th day of March, 2022, to be effective on the date of the Effective Time, by and between Mikel Williamson (“Employee”) and Centennial Bank (“Centennial”).
WHEREAS, Happy Bancshares, Inc. (“Happy”), Happy State Bank (“Target Bank”), Home BancShares, Inc. (“HBI”) and Centennial entered into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), whereby Happy will merge with and into HBI and Target Bank will merge with and into Centennial (the “Merger”);
WHEREAS, Employee is employed by Target Bank, and Centennial has offered employment to Employee upon the closing of the Merger on the terms set forth in this Agreement;
WHEREAS, Centennial is an at-will employer operating as an Arkansas state bank;
WHEREAS, Centennial maintains a highly skilled management team by providing an attractive employee-benefit package and on-going technical and management training;
WHEREAS, in connection with Employee’s employment with Target Bank prior to the Merger, Employee and Target Bank entered into that certain Executive Employment Agreement, dated January 1, 2021 (the “Executive Employment Agreement”), as amended by the First Amendment to the Executive Employment Agreement, dated August 10, 2021 (the “First Amendment”) (collectively, the “Happy Employment Agreements”), and the Retention Bonus Agreement, dated August 3, 2021, (the “Retention Bonus Agreement”) pursuant to which Employee may be entitled to receive a payment following the closing the Merger;
WHEREAS, it is of material benefit to Centennial to reasonably restrict the availability of Employee’s skills and talents in a competitive market place and to maintain the confidentiality of certain confidential information; and
WHEREAS, the parties desire to memorialize their agreements related to the termination of the Happy Employment Agreements and the continued employment of Employee by Centennial.
NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Employee and Centennial agree:
1.Representations and Warranties related to and Termination of Happy Employment Agreements.

(a)Employee represents and warrants that, other than as provided in the following sentence, there are no payments and benefits due Employee under the Happy Employment Agreements or any payments and benefits owed under any severance or retention plans or agreements with Happy or Target Bank. Notwithstanding the foregoing, nothing in this paragraph 1(a) shall preclude payment of (i) $3,000,000 that may be owed to Employee pursuant to the Retention Bonus Agreement if the conditions therein are satisfied, (ii) amounts owed pursuant to that certain Happy State Bank Executive Salary Continuation Plan Agreement dated January 1, 2015, by and between Happy and Employee, and (iii) amounts owed for securities issued under the Happy Bancshares, Inc. Incentive Stock Option and Nonstatutory Option Plan (Effective April 5, 1994) and the Happy Bancshares, Inc. Restricted Stock and Stock Appreciation Rights Plan (Effective October 18, 2012), all of which is further described on Exhibit A hereto. Employee understands that upon execution hereof, the Happy Employment

Agreements will terminate and any payments owed thereunder will be deemed fully satisfied. Employee agrees that no rights or obligations survive the termination of the Happy Employment Agreements other than those obligations of Employee that expressly survive Closing.

2.Compensation and Benefits for Services. The Employee’s employment shall be effective as of the Effective Time and shall continue until the second anniversary thereof, unless earlier terminated (the “Term”). Beginning on the Effective Time and ending on May 31, 2022, Centennial shall pay Employee the base salary set forth in the First Amendment. Beginning on June 1, 2022, and ending on the first anniversary of the Effective Time, Centennial shall pay to Employee a base salary of $500,000 per year. In addition, during the initial twelve (12) month period of the Term, Employee will be eligible to receive incentive compensation based on the results of a performance evaluation conducted by the Board. The Board shall conduct a performance evaluation of the divisions for which Employee is responsible based on the following performance metrics:

Return on Assets: [***]

Texas Ratio: [***]

Loan Growth: [***]

Efficiency Ratio: [***]
(each a “Performance Metric” and collectively the “Performance Metrics”). The financial data on which the Board will determine whether a Performance Metric have been satisfied shall be for the same calendar year in which the Effective Time falls. For each Performance Metric achieved, Employee shall receive incentive compensation equal to $150,000 (for up to a total amount of $600,000). Payment of such incentive compensation (if any) shall occur in the second pay period of the second calendar month after the calendar year for which the incentive compensation is calculated.
During the second twelve (12) month period of the Term, Centennial shall pay to Employee a base salary of $700,000 per year (the “Second Year Base Salary”). In addition, for calendar year 2023, Employee will be eligible to receive a discretionary bonus of up to 60% of his Base Salary pursuant to the Performance-Based Executive Incentive Bonus Plan if still in effect or any other substitute executive bonus plan adopted by the Board (“Bonus Plan”). During such two-year period, Employee shall be provided with employee benefits which, in the aggregate, are no less favorable than employee benefits provided by Centennial to similarly situated employees of Centennial.
3.Stock Grant. In addition to the compensation described in paragraph 2, within sixty (60) days of the Effective Time, HBI will issue to Employee 50,000 shares of HBI restricted common stock which, subject to paragraph 5 below, shall vest in its entirety on the third annual anniversary of the Effective Time; provided, however that the issuance of such award will be subject to Employee’s employment on the grant date, the registration of such shares on a Form S-8 registration statement (if not otherwise registered), and such other conditions as the HBI compensation committee determines are appropriate and customary for grants of restricted stock to employees.

4.At-Will Employment. Employee will be an at-will employee of Centennial. Nothing herein shall be deemed to grant Employee employment for a specified term, and upon termination of Employee’s employment, Centennial shall have no obligation to continue any salary or benefits beyond the termination date. However, if Centennial terminates Employee’s employment for any reason other than for cause, as determined by Centennial, prior to the end of the Term, then: (a) Employee shall be entitled to receive any unpaid Base Salary described in paragraph 2 for the remainder of the Term; and (b) all shares of restricted common stock awarded to Employee pursuant to Paragraph 3 above, shall become fully vested as of the effective date of Employee’s termination. For purposes of this Agreement, “for cause” means: (i) Employee’s failure to satisfactorily perform his or her duties or (ii) Employee’s engagement in illegal conduct, gross misconduct or any conduct that would result in violations of Section 19 of the Federal Deposit Insurance Act.

5.Change in Control.

(a)Vesting Acceleration Upon a Change in Control. If Centennial or HBI is subject to an event constituting a Change in Control during the Term, all shares of restricted common stock awarded to Employee pursuant to Paragraph 3 above, shall become fully vested as of the date of the event constituting a Change in Control.

(b)Definitions. For purposes of this paragraph 5, and except as otherwise defined herein, the following terms shall have the following meanings:

i.“Beneficial Owner” has the meaning ascribed to it in Rule 13d-3 and Rule 13d-5 under the Exchange Act; except that, in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, provided such right is currently exercisable or is exercisable only after the passage of time. The term “Beneficial Ownership” has a corresponding meaning.

ii.“Board” means the board of directors of HBI.

iii.“Change in Control” means, after the Effective Date, the first occurrence of any of the following:

a.one Person (or more than one Person acting as a group) acquires Beneficial Ownership of stock of Centennial or HBI that, together with the stock held by such Person or group, constitutes more than forty percent (40%) of the total fair market value or total voting power of the stock of Centennial or HBI;

b.a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

c.one Person (or more than one Person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from Centennial or HBI that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Centennial or HBI immediately before such acquisition(s).

A Change in Control will be deemed to occur: (i) with respect to a Change in Control pursuant to subparagraph (a) above, on the date that any Person or group first becomes the Beneficial Owner, directly or indirectly, of stock representing more than forty percent (40%) of the combined voting power of Centennial’s or HBI’s then-outstanding stock entitled generally to vote for the election of directors; (ii) with respect to subparagraph (b) above, on the date members of the incumbent board first cease to constitute at least a majority of the Board, and (iii) with respect to a Change in Control pursuant to subparagraph (c) above, on the date the applicable transaction closes. There shall be no more than one Change in Control event under this Agreement.

iv.“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

v.“Person” has the meaning ascribed to it in Section 13(d)(3) of the Exchange Act.

6.Confidentiality. Employee recognizes and acknowledges that, during the course of his employment with Happy, Target Bank, and Centennial, Employee has and will continue to learn proprietary or confidential business information and has and will continue to have access to other confidential information related to the business of Happy, Target Bank, and Centennial (the “Confidential Information”), all of which Employee agrees to keep confidential at all times. Such Confidential Information includes, but is not limited to: customer lists and sources of customers, customer needs, sales history and financial strengths, vendors and sources of vendors, trade secrets, pricing information, financial information, corporate information, personnel information, methods of operation, the identity and source of markets, marketing information and strategies, data processing and management information system programs and practices, and other proprietary information. Confidential Information does not include any information that is or has been publicly disclosed by any person (other than by Employee in violation of this Agreement) or that is otherwise publicly available. Employee acknowledges that Centennial has a legitimate business interest in its relationships with vendors, customers and clients, as well as vendor, customer and client goodwill associated with Centennial’s trade name, trademark, service mark, trade dress, geographic location, and sales, marketing and trade area. With respect to this Confidential Information, Employee agrees as follows:

(a)Employee will use all such information only in connection with the performance of duties on behalf of Centennial and agrees not to copy, disclose or otherwise use such information other than in connection with the conduct of his duties;

(b)Employee will not, during or after the term of his employment: (1) publish, disclose, or make accessible any Confidential Information, or any part thereof, to any person, firm, corporation, or association or other entity for any reason whatsoever; or (2) use or generate benefit from such information, except during employment with Centennial and for the benefit of Centennial, without the prior written permission of Centennial;

(c)Employee shall return all tangible evidence of such Confidential Information, including, but not limited to, any files, papers, memoranda, records, documents, lists, books, files, and electronically stored or generated information, including any information stored on any computer hard drive, diskettes, tapes, or other format, and copies of the foregoing, to Centennial prior to or at the termination of employment with Centennial;

(d)Employee acknowledges and agrees that disclosure of any Confidential Information of Centennial by Employee would cause irreparable harm to Centennial and that Centennial will be irreparably damaged if the provisions of this paragraph are not specifically enforced, that monetary damages will not provide an adequate remedy to Centennial, and that Centennial is entitled to an injunction (preliminary, temporary and final), restraining any violation of this paragraph (without bond or other security being required), or any other appropriate decree of specific performance. In the event there is a breach or a threatened breach by Employee of the provisions of this paragraph, Centennial shall be entitled to an injunction restraining Employee from disclosing in whole or in part such information, generating a benefit from such information, or rendering a service to any person, firm, corporation, association, or other entity, to whom such information has been disclosed. It is agreed that such remedies are not exclusive and shall be in addition to any other remedy to which Centennial may be entitled at law or in equity; and

(e)Employee acknowledges and agrees that the restrictive covenants contained in this Agreement are reasonably necessary to protect the legitimate business interests of Centennial and that the restrictions stated are not overbroad or overlong and are otherwise reasonably necessary to protect the established legitimate business interests of Centennial.
This paragraph 6 shall survive the termination of this Agreement and the termination of Employee’s employment and shall be cumulative with and shall not replace the Trade Secrets and Restrictions on Conduct provisions of the Happy Employment Agreements and the Non-Disclosure of Confidential Information provisions of the Retention Bonus Agreement.
7.Non-competition and Non-Solicitation Covenants:

(a)Employee covenants and agrees that for a period of twenty-four (24) months after the Effective Time, Employee will not directly or indirectly, other than in the ordinary course of performing his duties hereunder or as agreed by Centennial in writing, engage in any business of Centennial or HBI, directly as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity, with any state or nationally chartered bank that has a branch or loan production office within fifty (50) miles of any branch or loan production office of the Target Bank as of the Effective Time.  Employee shall not be deemed to be in violation of this Section 6(a) by reason of the fact that he owns or acquires, solely as an investment, up to two (2%) percent of the outstanding equity securities (measured by value) of any entity.

(b)Employee covenants and agrees that for a period of twenty-four (24) months after the Effective Time, Employee will not without the prior written consent of Centennial, directly or indirectly, hire any employee or independent contractor of Centennial or HBI, or knowingly solicit or encourage any such employee or independent contractor to leave the employ of Centennial or HBI, nor knowingly solicit or encourage any customer or supplier of Centennial or HBI to reduce or cease its business with Centennial or HBI or otherwise knowingly interfere with the relationship of Centennial or HBI or with their customers or suppliers.

(c)The purpose of this Agreement, among other things, is to protect Centennial and HBI from unfair or inappropriate competition and to protect its business relationships.  Employee agrees that if the scope of enforcement of this Agreement is ever disputed, a court or other competent trier of fact may modify and enforce it to the extent it believes is lawful and appropriate.

(d)Employee acknowledges that compliance with this Agreement is necessary to protect the business and goodwill of Centennial and HBI and that any actual or prospective breach will cause injury or damage to Centennial and HBI which may be irreparable and for which money damages may not be adequate.  Employee therefore agrees that if he breaches or attempts to breach this Agreement, Centennial and HBI shall be entitled to obtain temporary, preliminary and permanent equitable relief, without bond, to prevent irreparable harm or injury, and to money damages, together with any and all other remedies available under applicable law.  Employee understands that he shall be liable to pay Centennial’s and HBI’s reasonable attorneys’ fees and costs in any successful action by Centennial or HBI to enforce this Agreement.

This paragraph 7 shall survive the termination of this Agreement and the termination of Employee’s employment and shall be cumulative with and shall not replace the Non-competition and Non-solicitation provisions of the Happy Employment Agreements and Retention Bonus Agreement.

8.Compliance with Federal and State Laws. Employee agrees that he shall comply with all requirements of applicable federal and state banking and civil rights laws, including, but not limited to, those arising under the Federal Deposit and Insurance Act, Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the Arkansas Civil Rights Act, the Texas Labor Code including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act. Employee agrees that during the course of his employment with Centennial, he will not engage in unlawful harassment, including, but not limited to harassment based on race, gender, religion, color, age, disability, national origin, genetic information, veteran status, or any other status protected by law. By Employee’s signature below, Employee hereby affirms that he has received an explanation of Centennial’s anti-discrimination and anti-harassment policies as set forth in the current Employee Handbook and Centennial’s policies. Employee further affirms that he understands Centennial’s policies and the procedure whereby employees can complain of discriminatory or harassing behavior, and obtain redress for their complaints. Employee agrees that he will follow such policies and procedures, as they may be amended from time to time, and report to the persons charged with receiving such reports or complaints any instance of discriminatory or harassing behavior in or relating to the workplace, whether that behavior is directed at the Employee or at another person, as explained in more detail in Centennial’s policies against discrimination and harassment, as they may be amended from time to time. Employee will not retaliate against any employee for making an internal or external complaint about any conduct he believes is in violation of Centennial’s policies and procedures or the law.

9.Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of any of the other provisions and applications of this Agreement shall not, in any way, be affected or impaired.

10.Entire Agreement; No Oral Modification. This Agreement sets forth the entire understanding between the parties and the subject matter hereof and may not be modified, changed or amended, except by a writing signed by both parties.

11.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the officers, directors, partners, shareholders, other affiliated or related persons, entities or representatives and successors and assigns of the parties.

12.Construction. This Agreement and all provisions contained herein have been jointly reviewed, negotiated and agreed to by the parties and are to be construed accordingly. All titles, headings and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

13.Applicable Law. This Agreement shall be governed by, construed, and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Arkansas without giving effect to the State’s principles regarding conflict of laws.

14.Survivorship. The respective rights and obligations of the parties hereunder, including, without limitation, Section 1, Section 4, Section 5, Section 6, Section 8, Section 10, Section 11, Section 12, Section 13, and Section 14 shall survive any termination of the Employee’s employment and termination or expiration of this Agreement to the extent necessary to preserve the rights and obligations set forth herein.

15.Confidentiality of Agreement. Employee agrees and covenants that he shall not disclose any of the negotiations or terms of this Agreement to any individual or entity; provided, however, that the Employee is not be prohibited from making disclosures to the Employee’s spouse or domestic partner, attorney, tax advisors, or as may be required by law.

16.Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. To facilitate the execution of this Agreement, this Agreement may be executed by facsimile signature which shall have the same effect as an original signature.

17.Capitalized Terms. All capitalized terms used herein but not otherwise defined shall have the meaning as set out in the Merger Agreement.

18.Effect of Failure to Constitute Merger. If the Merger Agreement is terminated prior to the Effective Time, this Agreement is null and void.
    IN WITNESS WHEREOF, Employee and Centennial have executed this Agreement as of the date first above written.

EMPLOYEE:                    CENTENNIAL:
                            CENTENNIAL BANK

/s/ Mikel Williamson                    By: /s/ Tracy French
Mikel Williamson                    Tracy French, Chief Executive Officer

Signature Page to Employment Agreement

Exhibit Index*

Exhibit A – Schedule of Employee’s awards and benefits pursuant to the Happy Bancshares, Inc. Incentive Stock Option and Nonstatutory Option Plan, the Happy Bancshares, Inc. Restricted Stock and Stock Appreciation Rights Plan, the Retention Bonus Agreement between Employee and Happy Bancshares, Inc., and the Happy State Bank Executive Salary Continuation Plan Agreement.

* The exhibit listed above has been omitted pursuant to Item 601(a)(5) of SEC Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of such omitted exhibit to the SEC upon request.